Exhibit 10.2

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is made and entered into, effective as of August 11, 2026, by and between Powerfleet, Inc., a Delaware corporation (the “Company”), and Paul Lalljie (“Executive”).

BACKGROUND:

WHEREAS, Executive is to be employed as President and Chief Financial Officer of the Company;

WHEREAS, Executive was provided an offer letter to be effective August 11, 2026 (the “Offer Letter”), regarding certain terms and conditions applicable during and after Executive’s employment with the Company, which remain in effect unless otherwise explicitly modified by this Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company to enter into this Agreement to, among other things, help retain and motivate Executive in his position with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Certain Definitions. As used in the Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Accrued Amounts” means the sum of (i) any base salary earned but unpaid through the date of the Trigger Event, (ii) any unreimbursed expenses in accordance with the Company’s expense reimbursement policy, (iii) payments for any accrued but unused vacation leave and/or paid time off through the date of the Trigger Event, (iv) any earned but unpaid bonus for any prior completed fiscal years of the Company and (v) any accrued and vested rights or benefits under any Company-sponsored employee benefit plans payable in accordance with the terms and conditions of such plans. Amounts payable in respect of (i), (ii), (iii) or (iv) of the foregoing shall be paid as soon as administratively practicable, but in no event later than thirty (30) days, following the Trigger Event; provided that amounts characterized as wages under New Jersey’s Wage Payment Law shall be paid no later than the regular payday for the pay period in which the separation occurred.

(b)	“Applicable Multiple” means (x) 1.5 or (y) solely to the extent the Trigger Event occurs on or within six (6) months following a Change in Control Event, 2.0.

(c)	“Affiliate” of the Company means any Person that controls, is controlled by, or is under common control with, the Company. A Person shall be deemed to be in control of another Person if, and for so long as, it owns or controls more than 50% of the voting power in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) of such other Person.

(d)	“Cause” means Executive’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company; (iii) willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses or solely as a result of vicarious liability) or breach of fiduciary duty which results in personal profit to Executive; (iv) material dishonesty in connection with Executive’s duties or responsibilities, material insubordination, or failure to follow the Company’s policies, rules, codes of conduct, or procedures; or (v) nonperformance or breach by Executive of any of the material provisions of this Agreement (including inaccuracy of representations) or policies of the Company (including expense reimbursement policies). Executive shall be given notice of the termination of Executive’s employment for Cause and shall have an opportunity, within thirty (30) days of such notice, to be heard by the Board with respect thereto and, to the extent the Board deems the matter curable (it being understood that the matters described in foregoing clauses (i) and (ii) shall not be curable), shall have a period of thirty (30) days to cure the matter to the Board’s reasonable satisfaction.

(e)	“Change in Control Event” means the occurrence of any of the following events with respect to the Company:

(i)	the consummation of any consolidation or merger of the Company in which the holders of the Company’s common stock, par value $0.01 per share (“Common Stock”) immediately prior to such consolidation or merger own less than fifty percent (50%) of the outstanding common stock of the surviving corporation immediately after the merger; or

(ii)	the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or Affiliate; or

(iii)	any action pursuant to which any person or group (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Company (“Voting Securities”) representing more than thirty (30%) percent of the combined voting power of the Company’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities); or

(iv)	the individuals (x) who, as of the effective date of this Agreement, constitute the Board (the “Original Directors”) and (y) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (z) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

(f)	“Disability” means that Executive is, in the reasonable determination of a qualified physician to be mutually agreed upon by the parties, incapable, with or without reasonable accommodation, of performing his principal duties due to physical or mental incapacity or impairment for 120 consecutive days, or for 180 non-consecutive days, during any 12 month period.

(g)	“Good Reason” means the occurrence of any of the following events without Executive’s express written consent: (i) a material diminution in the Executive’s position, authority, reporting lines or responsibilities, including, without limitation, Executive ceasing to have the same status, offices, or titles and with the Company (or the Company’s successor in interest or ultimate parent); (ii) a material reduction in Executive’s annual base salary and/or annual target incentive opportunity (provided, however, that a temporary reduction in Executive’s base salary made in connection with temporary reductions in the base salaries of all executive-level employees of the Company in response to events outside of the Company’s reasonable control- including, without limitation, natural disasters or catastrophes, pandemics, national or regional emergencies, labor shortages or slowdowns, supply chain breakdowns, global or nationwide economic recession- shall not constitute Good Reason); (iii) a relocation of Executive’s principal work location to a location that is thirty-five (35) miles or more from Washington, DC and results in a material increase in Executive’s commute from his primary residence; or (iv) the Company’s material violation of any written contract or agreement between Executive and the Company, including this Agreement. In order for an event to qualify as Good Reason, (i) Executive must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) calendar days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during the Cure Period, and Executive must resign his or her employment within the thirty (30) calendar days following the end of the Cure Period.

(h)	“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(i)	“Release” means a separation and general release agreement in the form annexed hereto as Exhibit A and made a part hereof.

(j)	“Trigger Event” means the termination of Executive’s employment by (x) the Company other than a termination for Cause or (y) Executive with Good Reason. For purposes of clarity, a termination of Executive’s employment due to his death or Disability shall not be considered a termination of Executive’s employment by the Company other than for Cause, and shall not constitute a Trigger Event.

2.	Trigger Event Payments and Benefits.

Within 45 days after the occurrence of a Trigger Event (or such shorter period as may be required by the Release), Executive shall execute and deliver to the Company the Release. Upon the sooner of the expiration of any applicable revocation period required for the Release to be effective with respect to age discrimination claims and the date on which it is otherwise permitted to be effective and irrevocable under applicable law (such sooner date the “Release Effective Date”), Executive shall be entitled to:

(a)	cash payments (collectively the “Severance Payment”) in an amount equal to the sum of the Applicable Multiple multiplied by Executive’s annual base salary as in effect immediately prior to the Trigger Event (without giving effect to any reduction in annual base salary giving rise to Good Reason, if applicable) for a period of 12 months (the “Severance Period”), payable as set forth below. The Severance Payment shall be made as a series of separate payments in accordance with the Company’s standard payroll practices (and subject to all applicable tax withholdings and deductions), commencing with the first regular payroll date on or immediately following the 60th day after the date of the Trigger Event and will include any amounts that would have been otherwise payable to Executive prior thereto;

(b)	if Executive timely elects “COBRA” coverage and provided Executive continues to make contributions for such continuation coverage equal to Executive’s contribution amount in effect immediately preceding the date of Executive’s termination of employment, the Company shall waive or pay the remaining portion of Executive’s healthcare continuation payments under COBRA for the Severance Period. Notwithstanding the foregoing, in the event that Executive becomes eligible to obtain alternate healthcare coverage from a new employer before the end of the Severance Period, the Company’s obligation to waive the remaining portion of Executive’s healthcare continuation coverage under COBRA shall cease. Executive understands and affirms that Executive is obligated to inform the Company if Executive becomes eligible to obtain alternate healthcare coverage from a new employer before the end of the Severance Period;

(c)	all Company stock options and restricted stock (“Awards”) granted to Executive shall (to the extent not already then “vested”), partially “vest” and a portion of the stock options shall be exercisable, in each case on a pro-rated basis, taking into account the number of months elapsed since the date of grant as compared to the scheduled vesting date. For example, if the total number of months from the grant date until the vesting date is 36 months, and the Trigger Event occurs at the end of the 12th month after the grant date, then effective on the Release Effective Date, the total number of vested options and vested Awards should be equal to 1/3 (i.e., 12/36) of the total number of each granted. Notwithstanding anything to the contrary contained herein, the terms of the equity compensation plan under which any such Award was granted shall govern acceleration of vesting of such Award in the event of a qualifying termination of employment or a “Change in Control” (or term of similar import) as defined in such plan to the extent that such plan provides for a more favorable treatment in connection with a qualifying termination of employment or a “Change in Control” (or term of similar import); and

(d)	An amount equal to the sum of the Applicable Multiple multiplied by the amount of any bonus that would have otherwise been paid to Executive for the fiscal year during which Executive is terminated shall be paid in a single lump-sum on the date such payments are made to other employees, notwithstanding that Executive is not actively employed on the date of payment, and in all events no later than March 15 of the year following the year in which the Trigger Event occurs.

Except as expressly provided herein, this Paragraph 2 supersedes any previous understandings or agreements regarding severance or severance payments, including those stated in the Offer Letter. Irrespective of whether or not Executive signs the Release, Executive shall be entitled to receive the Accrued Amounts.

3.	At Will Employment. Nothing in this Agreement shall alter Executive’s status as an “at-will” employee.

4.	Headings. Headings used in this Agreement are for convenience of reference only and do not affect the meaning of any provision.

5.	Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

6.	Binding Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.	Governing Law; Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Any legal action, suit or other proceeding arising out of or in any way connected with this Agreement shall be brought in the courts of the State of New Jersey, or in the United States courts for the District of New Jersey. With respect to any such proceeding in any such court: (i) each party generally and unconditionally submits itself and its property to the exclusive jurisdiction of such court (and corresponding appellate courts therefrom), and (ii) each party waives, to the fullest extent permitted by law, any objection it has or hereafter may have the venue of such proceeding as well as any claim that it has or may have that such proceeding is in an inconvenient forum.

8.	Amendments. This Agreement may only be amended or otherwise modified, and the provisions hereof may only be waived, by a writing executed by the parties hereto.

9.	Entire Agreement. This Agreement, the Offer Letter, and the Indemnification Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between them with respect to such matters.

10.	Opportunity to Consult Counsel. Executive hereby acknowledges that he has read and fully understands this Agreement, that he has been advised that Olshan Frome Wolosky LLP is counsel to the Company and not to Executive, and that Executive has been advised to, and has had the opportunity to, consult with counsel and Executive’s personal financial or tax advisor with respect to this Agreement.

11.	No Effect on Other Benefits. Notwithstanding anything contained herein to the contrary, nothing contained herein shall adversely affect the rights of Executive and his dependents and beneficiaries to any and all benefits to which any of them may be entitled under the benefit plans and arrangements of the Company in accordance with the terms of such benefit plans and arrangements.

12.	Section 409A.

(a)	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)	Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 2 hereof, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 2 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(c)	Executive acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

13.	No Mitigation. Executive shall be under no obligation to seek other employment after Executive’s termination of employment with the Company, and the obligations of the Company to Executive which arise pursuant to Section 2 of this Agreement shall not be subject to mitigation or offset.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

POWERFLEET, INC.

By:	/s/ Melissa Garza
Name:	Melissa Garza
Title:	CHRO
Date:	August 10, 2026

EXECUTIVE

By:	/s/ Paul Lalljie
Name:	Paul Lalljie
Date:	August 10, 2026

[Signature Page to Severance Agreement]

EXHIBIT A
FORM OF RELEASE

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is entered into between _______________ with an address at _____________________________ (the “Employee”) and Powerfleet, Inc. (the “Company”), together with its parent, divisions, affiliates, and subsidiaries and their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”).

1. Separation of Employment. Employee acknowledges and understands that Employee’s last day of employment with the Company was _______________ (the “Separation Date”). Employee acknowledges and agrees that, except as otherwise provided in this Agreement, Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment. Employee understands that, except as otherwise provided in this Agreement, Employee is entitled to nothing further from any of the Released Parties, including reinstatement by the Company.

2. Employee General Release of Released Parties. In consideration of the payments and benefits set forth in Section 4 below, Employee hereby unconditionally and irrevocably releases, waives, discharges, and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Agreement to the Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, bonuses, unvested stock options (provided, however, that nothing in this release affects Employee’s entitlement to the vesting described in Section 2(c) of the Severance Agreement or under the terms of the applicable equity plan or award agreement), vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States, including, but not limited to, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, and the New Jersey Conscientious Employee Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This Section 2 releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement. Employee specifically releases any and all Claims arising out of Employee’s employment with the Company or separation therefrom. Employee does not release or discharge the Released Parties from (i) claims that cannot be validly waived under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (ii) rights to enforce this Agreement, (iii) claims for vested benefits under the terms of the Company’s benefit plans applicable to Employee and any Severance Payment amounts due under Section 2 of this Agreement, (iv) claims arising after the date Employee signs this Agreement, or (v) rights to indemnification relating to Employee’s employment with the Company under the Indemnification Agreement, Company’s directors and officers (D&O) policy, by-laws, organizational documents or otherwise. Nothing in this Agreement shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may having arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Agreement to the Company.

3. Representations; Covenant Not to Sue. Employee hereby represents and warrants to the Released Parties that Employee has not: (A) filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing; (B) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Agreement; or (C) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 11 below, Employee covenants and agrees that he shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by herself or any third party of a proceeding or Claim against any of the Released Parties.

4. Payment. As good consideration for Employee’s execution, delivery, and non-revocation of this Agreement, the Company shall provide Employee with the payments and benefits set forth in Section 2 of the Severance Agreement between Employee and the Company dated as of August ___, 2026, payable as set forth therein. Employee acknowledges that Employee is not otherwise entitled to receive the payments and benefits described in this Section 4 and acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee agrees that Employee will not seek anything further from any of the Released Parties.

5. Who is Bound. The Company and Employee are bound by this Agreement. Anyone who succeeds to Employee’s rights, such as the executors of Employee’s estate, is bound, and anyone who succeeds to the Company’s rights and responsibilities, such as its successors and assigns, is also bound.

6. Cooperation. Employee agrees that, within five business days of the Separation Date, he shall provide the Company (attention: _________) with a written comprehensive summary of all outstanding work activities, current and prospective customer contact information, and otherwise reasonably cooperate as necessary to effect a transition of his responsibilities. Employee also agrees that he will cease from communicating with any current Company employees (with the exception of __________________) regarding Company personnel or other Company-related matters. Employee agrees to reasonably cooperate in any Company investigations and/or litigation regarding events that occurred during Employee’s tenure with the Company. The Company will compensate Employee for reasonable expenses Employee incurs in extending such cooperation regarding investigations and/or litigation, so long as Employee provides advance written notice of Employee’s request for compensation.

7. Non Disparagement and Confidentiality. Employee agrees not to make any defamatory or derogatory statements concerning any of the Released Parties and the Company shall not, and shall cause the directors and officers not to, make defamatory or derogatory statements about Employee. Provided inquiries are directed to the Company’s Department of Human Resources, the Company shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee. Employee confirms and agrees that Employee shall not, directly or indirectly, disclose to any person or entity or use for Employee’s own benefit, any confidential information concerning the business, finances or operations of the Company or its customers; provided, however, that Employee’s obligations under this Section 7 shall not apply to information generally known in the Company’s industry through no fault of Employee or the disclosure of which is required by law (including, responding to inquiries from or providing testimony before a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the Securities and Exchange Commission (“SEC”), Congress, and any state or local commission on human rights, and (ii) disclosing any information to a court or other administrative or legislative body in response to a valid subpoena or court order), provided that, to the extent permitted by law, Employee shall provide the Company with reasonable advance notice sufficient to enable the Company to contest the disclosure if Employee has been legally compelled to disclose the Company’s confidential information. Such confidential information shall include, without limitation, trade secrets, customer lists, details of contracts, pricing policies, operational materials, marketing plans or strategies, security and safety plans and strategies, project development, and any other non-public or confidential information of, or relating to, the Company or its affiliates. Employee also agrees that the amounts paid to Employee and all of the other terms of this Agreement shall be kept confidential, unless the Company discloses them in a public filing. Employee acknowledges that he continues to be bound by the Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement (the “Covenants Agreement”).

8. Remedies. Employee agrees that if Employee is required to return the payments, this Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Agreement as if the payments had not been repaid to the Company and the Company shall have no further payment obligations to Employee hereunder. Further, in the event of a material breach of this Agreement, Employee agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing this Agreement.

9. Company Property. Employee represents that he has returned all Company property in Employee’s possession, custody or control, including, but not limited to, all Company equipment, samples, laptop computers, personal digital assistants, cell phones, pass codes, keys, swipe cards, documents or other materials that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof of the Company’s documents.

10. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Agreement and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey, without reference to choice of law rules. The Company and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey. THE COMPANY AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

11. Acknowledgments. The Company and Employee acknowledge and agree that:

(A) By entering into this Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and delivers this Agreement to the Company;

(B) This Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further acknowledge and agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, or any other federal, state, or local agency enforcing discrimination, retaliation, or similar matters. Accordingly, nothing in this Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Nothing in this Agreement shall be interpreted to interfere with Employee’s rights to report possible violations of federal law or regulations to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation (including, without limitation, reporting possible violations of federal laws or regulations in accordance with Section 21F of the Securities Exchange Act of 1934, as amended, and rules promulgated thereunder). Employee is not waiving any right that Employee may have to receive an award for information provided to the Securities and Exchange Commission or any other governmental agency in connection with a possible securities law violation;

(D) Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement; and

(E) Nothing in this Agreement shall preclude Employee from: exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) the Company’s pension plan or 401(k) plan, if applicable.

12. Opportunity For Review.

(A) Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Agreement; (vii) understands that Employee is responsible for Employee’s own attorney’s fees and costs; (viii) has had the opportunity to review this Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given twenty-one (21) days to review this Agreement before signing this Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Agreement; (x) understands that if Employee does not sign and return this Agreement to the Company within 21 days of his receipt, the Company shall have no obligation to enter into this Agreement, Employee shall not be entitled to the payments and benefits set forth in Section 4 of this Agreement, and the Separation Date shall be unaltered; and (xi) this Agreement is valid, binding and enforceable against the parties to this Agreement in accordance with its terms.

(B) This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to the Company by Employee. The parties to this Agreement understand and agree that Employee may revoke this Agreement after having executed and delivered it to the Company by so advising the Company in writing no later than 11:59 p.m. ET on the seventh (7th) day after Employee’s execution and delivery of this Agreement to the Company. If Employee revokes this Agreement, it shall not be effective or enforceable, Employee shall not be entitled to the payments and benefits set forth in Section 4 of this Agreement, and the Separation Date shall be unaltered.

Agreed to and accepted on this ____ day of ________, 20__.

EMPLOYEE:

Name:

Agreed to and accepted on this ____ day of ________, 20__.

POWERFLEET, INC.

Name:
Title: